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                                                                      EXHIBIT 12

                            LUCENT TECHNOLOGIES INC.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN MILLIONS)
                                  (UNAUDITED)



                                 FOR THE YEAR       FOR THE YEAR        FOR THE YEAR      FOR THE YEAR       FOR THE NINE
                                     ENDED              ENDED               ENDED             ENDED          MONTHS ENDED
                                 SEPTEMBER 30,      SEPTEMBER 30,       SEPTEMBER 30,     SEPTEMBER 30,      SEPTEMBER 30,
                                     2000               1999                1998              1997               1996
                                --------------     --------------      --------------    --------------     ------------
Income From Continuing Operations
 Before Income Taxes and Losses
  From Equity Investments .......   $3,030              $4,801              $2,127              $1,219              $229
Less Interest
 Capitalized During
  the Period ....................       20                  20                  17                  14                14

Add Fixed Charges ...............      667                 612                 441                 393               273
                                    ------              ------              ------              ------              ----
 Total Earnings .................   $3,677              $5,393              $2,551              $1,598              $488
Fixed Charges
Total Interest Expense
 Including
 Capitalized Interest ...........   $  434              $  428              $  298              $  281              $210
Interest Portion of
  Rental Expenses ...............      233                 184                 143                 112                63
                                    ------              ------              ------              ------              ----
 Total Fixed Charges ............   $  667              $  612              $  441              $  393              $273

Ratio of Earnings to
  Fixed Charges .................      5.5                 8.8                 5.8                 4.1               1.8


         Certain prior year amounts have been reclassified to conform to the current year presentation.